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                                 EXHIBIT 10.23
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[LAFARGE LOGO]
                                                        Paris, 9th December 1996


Olivier LUNEAU                                     To       Kevin GRANT

                                                   Copy     Larry WAISANEN
                                                            Mary Ann WILLOW
                                                            Stephane GODIN
                                                            Stephane SOLERE


SUBJECT :  LAFARGE CORP. BORROWINGS FROM PARENT COMPANY


This is to confirm the agreement that Transbanque and Lafarge S.A. will put at the disposal of Lafarge Corporation an uncommitted line of credit for $100 million for one year on the following basis:

- $ 15 million from Transbanque and $ 35 million from Lafarge S.A. to be drawn down in early December, 1996.

- $ 50 million from Lafarge S.A. to be drawn down, if needed and if available, in the first quarter of 1997.

- Pricing on a best efforts basis, with the understanding that the target price will be LIBOR plus 1/15 % (6.25 basis points) for periods of up to 90 days. In all cases, at each drawdown or roll over, the pricing must be equal to or better than arms length pricing available to Lafarge Corporation from third party lenders, for tax purposes.

- In the event that Lafarge S.A. and/or Transbanque need to use available credit for some other purpose, the unused portion of this line will be withdrawn and outstanding drawdowns will be repaid at maturity and not rolled over. Lafarge S.A. Treasury Department commits to inform Lafarge Corp. at the earliest possible date if such an occurrence is likely.

I look forward to working with you over the coming year.



                                             /s/ OLIVIER LUNEAU

                                             Olivier LUNEAU